UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 2, 2011

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50797	04-3561634
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

On December 2, 2011, Momenta Pharmaceuticals, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”), with Virdante Pharmaceuticals, Inc. (“Virdante”), to acquire selected assets, including a license to intellectual property and cell lines, and assume certain contractual obligations relating to the sialylation of intravenous immunoglobulin (IVIG) and other proteins.  The transaction closed on December 2, 2011. The Company paid Virdante $4.5 million in cash at closing and has agreed to pay Virdante up to an aggregate of $51.5 in additional contingent milestone payments upon achievement of particular development goals for up to three products in the manner and on the terms and conditions set forth in the Purchase Agreement.

The contingent milestone payments are structured to include potential payments related to products based upon the acquired assets as follows: (i) no more than $30 million if certain development and regulatory milestones are achieved for an initial product; (ii) no more than $15 million if certain development and regulatory milestones are achieved for a second product; and (iii) no more than $6.5 million if certain development and regulatory milestones are achieved for a third product if the development milestones for such third product are met within fifteen (15) years of the anniversary of the date of the Purchase Agreement.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by the full text of the Purchase Agreement, which the Company intends to file as an Exhibit to its Annual Report on Form 10-K for the period ending December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

	By:	/s/ Richard P. Shea
Richard P. Shea Chief Financial Officer (Principal Financial Officer)

Date: December 5, 2011